Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199513) and Registration Statement on Form F-3 (No. 333-212708) of our reports dated March 22, 2017, relating to the consolidated financial statements of DBV Technologies S.A. and subsidiary (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2016.

/s/ Deloitte & Associés

Represented by Julien Razungles

Neuilly-sur-Seine, France

March 22, 2017